Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into and made effective as of May 21, 2007 (the “Effective Date”), by ELLEVAN LLC, a Colorado Limited Liability Company(“ELLEVAN”), and Auriga Laboratories, Inc., a Delaware corporation (“AURIGA”) with respect to the facts set forth below.

RECITALS

A. ELLEVAN has developed certain products and technology relating to the treatment of nasal conditions.

B. AURIGA is engaged in research, development, sales and marketing of, among other things, pharmaceutical products intended for the treatment of, among other things, certain nasal conditions.

C. ELLEVAN desires to grant to AURIGA, and AURIGA wishes to acquire, an exclusive worldwide right and license to ELLEVAN’s products and technology.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, ELLEVAN and AURIGA hereby agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth below.

1.1 “Affiliate” shall mean any entity which directly or indirectly controls, is controlled by or is under common control with AURIGA. The term “control” as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

1.2 “Combination Product” shall mean a product containing a Licensed Product together with one or more other active ingredients, devices, products, equipment or components that are themselves not Licensed Products.

1.3 “Commercial Launch” shall mean the initial commercial sale of a Licensed Product by AURIGA or a third party authorized to sell products on behalf of AURIGA.

1.4 “Confidential Information” shall mean any and all proprietary or confidential information of ELLEVAN or AURIGA which may be exchanged between the parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that it:

1.4.1 Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

Page 1 of 10 Agreed and initialed by Dr. Donald Carter ______ and Philip S. Pesin ______

1.4.2 Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party’s employees); or

1.4.3 Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

1.4.4 Has been published by a third party as a matter of right.

1.5 “Developed Technology” shall mean intellectual property and technical know-how, including all rights in discoveries, knowledge, experience, improvements, processes, products, reports, models, codes, inventions, works of authorship, trade secrets, pending patent applications, patents, copyrights, or other proprietary information (whether or not patentable, copyrightable or the subject of any other type of intellectual property protection) that is discovered or developed by AURIGA, including, without limitation, any of the foregoing that is based or incorporates any ELLEVAN Technology.

1.6 “Improvements” means improvements, modifications, adaptations, revisions, enhancements, additions, re-formulations or changes to the ELLEVAN Technology.

1.7 “Licensed Product” shall mean any product which incorporates the ELLEVAN Technology including without limitation ELLEVAN’s nasal gel.

1.8 “ELLEVAN Technology” shall mean all intellectual property and technical know-how, including all rights in discoveries, knowledge, experience, improvements, processes, products, reports, models, codes, inventions, works of authorship, trade secrets, pending patent applications, patents, including without limitation copyrights, or other proprietary information, including without limitation any and all Improvements (whether or not patentable, copyrightable or the subject of any other type of intellectual property protection) that is owned by ELLEVAN regarding nasal indications.

1.9 “Manufacturing Instructions” shall mean the technology, trade secrets, know-how and other proprietary information and other information used for the manufacture, packaging, release testing, validation, stability and shelf life of Licensed Products that are in existence and in the possession of, under the control of, or accessible to, ELLEVAN as of the date of this Agreement, including, without limitation, all (i) current manufacturing processes, (ii) current test methods, (iii) current specifications for raw materials, (iii) current manufacturing and packaging instructions, (iv) the most recently available chemical, pharmacological, toxicological, safety, quality control and clinical data, (iv) current master formulae, (v) validation reports, (vi) stability data, (vii) analytical methods, (viii) records of complaints from the twenty-four (24) month period ending as of the date of this Agreement, (ix) annual product reviews from the prior twenty four (24) months, and (x) other master documents necessary for the manufacture, control and release of Licensed Products as conducted by, or on behalf of, ELLEVAN.

Page 2 of 10 Agreed and initialed by Dr. Donald Carter ______ and Philip S. Pesin ______

1.10 “Net Sales” shall mean the gross amount invoiced by AURIGA, or its Affiliates and Sub-licensees, or any of them, on all sales of Licensed Products less (i) freight, postage, and shipping expenses (including insurance relating thereto) absorbed by Auriga; and (iii) sales and other excise taxes, tariffs, customs duties or other duty and any other governmental charges. For purposes of determining timing of, but not computation of Net Sales, a sale shall be deemed to have occurred when Auriga actually receives payment based upon the shipment of the Licensed Product. Only actual sales of Licensed Products by AURIGA, or an Affiliate or Sub-licensee of AURIGA to unrelated parties shall be deemed Net Sales hereunder. If the Licensed Product is sold in the form of a Combination Product, then for the purpose of calculating royalties owed under this Agreement on sales of the Combination Product, Net Sales shall mean an amount equal to the actual net sales of such Combination Product (calculated using the method described above) multiplied by the fraction A/(A+B), where A is the gross selling price of the actual Licensed Product component of such Combination Product, and B is the actual sales of the gross selling price of the other products, active ingredients, devices, equipment or components of such Combination Product sold separately.

1.11 “Product Marketing Materials” shall mean all marketing materials used solely and specifically with respect to Licensed Products that are in existence as of the date of this Agreement, to the extent such materials are within the possession of ELLEVAN and are legally permitted to be assigned, including all advertising and display materials, product data, price lists, sales materials, marketing information, marketing plans, sales, training and education materials, promotional materials, scientific and commercial publications, market research, artwork for the production of packaging components and other materials associated solely and specifically with Licensed Products that ELLEVAN has the right to transfer.

1.12 “Regulatory Documentation” shall mean copies of any and all dossiers and packages, labels and regulatory certificates, any correspondence with the U.S. Food and Drug Administration, or any other regulatory bodies, drug reports, periodic safety update reports, medical inquiries and standard communication letters relating to Licensed Products.

1.13 “Sourcing Documentation” shall mean all copies of any documentation and information under the possession of, or reasonably accessible to, ELLEVAN relating to sourcing of raw materials and necessary to manufacture Licensed Products.

1.14 “Technical Information” shall mean all technical, scientific, chemical, biological, pharmacological, and toxicological data generated specifically for Licensed Products, other than the Manufacturing Information, that are in existence as of the date of this Agreement, to the extent such materials are within the possession or control of, or accessible to, ELLEVAN.

2. License Terms and Conditions.

2.1 Grant of License.

2.1.1 ELLEVAN hereby grants to AURIGA an exclusive, worldwide license, including the right to sublicense, to the ELLEVAN Technology, to make, to have made, to use, and to sell Licensed Products, subject to the terms of this Agreement. In addition, the license granted to Auriga pursuant to this Section 2.1.1 shall be exclusive except as to Dr. Donald Carter as part of his normal medical practice.

Page 3 of 10 Agreed and initialed by Dr. Donald Carter ______ and Philip S. Pesin ______

2.1.2 Upon execution of this Agreement, ELLEVAN shall provide to AURIGA, without charge (other than the royalties payable pursuant to Section 2.4 below), copies of any and all Manufacturing Instructions, Product Marketing Materials, Regulatory Documentation, Sourcing Documentation and Technical Information and all embodiments, including, without limitation, documents, writings and other media, of ELLEVAN Technology.

2.1.3 ELLEVAN shall promptly disclose to AURIGA in writing, without charge (other than the royalties payable pursuant to Section 2.4 below), any Improvements upon ELLEVAN Technology made during the term of this Agreement, and shall deliver to AURIGA any and all embodiments, including, without limitation, documents, writings and other media, of such improvements.

2.1.4 ELLEVAN shall make good faith efforts to provide support in developing a marketing and business strategy to fully maximize potential Net Sales upon Auriga’s request.

2.1.5 ELLEVAN shall make good faith efforts in educating AURIGA’s sales force about the benefits of the ELLEVAN Technology upon Auriga’s request.

2.2 Ownership. Any patent applications filed and the patents obtained by AURIGA pursuant to Section 4.1 hereof, all Combination Products and all Developed Technology shall be owned solely by ELLEVAN.

2.3 Sublicense. AURIGA shall have the right to grant sublicenses to any party with respect to the rights conferred upon AURIGA under this Agreement.

2.4 Royalties.

2.4.1 Initial Royalties.

(a) In partial consideration for the exclusive license granted pursuant to Section 2.1 hereof, AURIGA shall pay to ELLEVAN a nonrefundable license fee in the amount of Twenty Five Thousand United States (U.S.) Dollars ($25,000) per calendar year. The license fee described in this Section 2.4.1(a) shall be paid in equal quarterly payments of Six Thousand Two Hundred Fifty US Dollars ($6,250) within 45 days after the close of each of AURIGA’s immediately prior ending calendar quarter. The license fee described in this Section 2.4.1(a) is consideration for the grant and continuation of the license hereunder.

(b) In addition to the license fee payable under section 2.4.1(a) above, AURIGA shall also make a one-time issuance of Twenty Five Thousand (25,000) shares of AURIGA’s common stock (the “Shares”). The Shares shall be common stock that has been registered with the U.S. Securities and Exchange Commission and is freely tradable. The Shares shall be issued within ten (10) days of the Effective Date of this Agreement and are in consideration for the grant and continuation of the license hereunder.

Page 4 of 10 Agreed and initialed by Dr. Donald Carter ______ and Philip S. Pesin ______

2.4.2 Percentage Royalties. As additional consideration for the exclusive license granted pursuant to Section 2.1 hereof, AURIGA shall pay to ELLEVAN during the term of this Agreement a continuing royalty in the amount of: (i) four percent (4%) of calendar year aggregate Net Sales of Licensed Products until such annual Net Sales equal Two Million U.S. Dollars ($2,000,000), (ii) five percent (5%) of annual Net Sales of Licensed Products for Net Sales between Two Million U.S. Dollars ($2,000,000) and Five Million U.S. Dollars ($5,000,000), and (iii) seven percent (7%) of all annual Net Sales of Licensed Products over Five Million U.S. Dollars ($5,000,000).

2.4.3 Royalty Payable on Combination Products. The royalty to be paid ELLEVAN on the Net Sales of any particular Combination Product sold by Auriga or its Affiliates and Sublicensees during the term of this Agreement shall be at the royalty rates set forth in Section 2.4.2.

2.4.4 Duration of Royalty Obligations. Upon the expiration or termination of this Agreement, whichever is earlier to occur, AURIGA shall have no further obligations to pay any royalties to ELLEVAN except for royalties owed on Licensed Products and/or Combination Products sold prior to such expiration or termination this Agreement, if any.

2.5 Quarterly Payments.

2.5.1 Sales by AURIGA. With regard to Net Sales made by AURIGA or its Affiliates, royalties shall be payable by AURIGA quarterly, within forty-five (45) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products and/or Combination Products during such preceding calendar quarter, commencing with the calendar quarter in which the Commercial Launch of any Licensed Product occurs.

2.5.2 Sales by Sub-licensees. With regard to Net Sales made by Sub-licensees of AURIGA or its Affiliates, royalties shall be payable by AURIGA quarterly, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products and/or Combination Products by such Sub-licensee during such preceding calendar quarter, commencing with the calendar quarter in which the Commercial Launch of any Licensed Product occurs by such Sub-licensee.

2.6 Reports. AURIGA shall furnish to ELLEVAN at the same time as each royalty payment is made by AURIGA, a written report of Net Sales of the Licensed Products and/or Combination Products and the royalty due and payable thereon, on a product-by-product basis, for the calendar quarter upon which the royalty payment is based.

2.7 Records. AURIGA shall keep, and cause its Affiliates and Sub-licensees to keep, full, complete and proper records and accounts of all sales of Licensed Products and/or Combination Products in sufficient detail to enable the royalties payable on Net Sales of each Licensed Product to be determined.

3. Inspection Right. Upon ten (10) days’ prior written notice and at mutually agreeable times, but in no event more than twice every twelve (12) months, ELLEVAN shall have the right to inspect the AURIGA’s financial records relating to the Licensed Products, solely for the purpose of auditing the quarterly reports referred to in Section 2.6 and the payments under Section 2.5 with respect to the calculation of the royalties referred to in Section 2.4.

Page 5 of 10 Agreed and initialed by Dr. Donald Carter ______ and Philip S. Pesin ______

4. Patent Matters.

4.1 Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 4 shall control the prosecution and maintenance of any patent included within ELLEVAN Technology. Subject to the requirements, limitations and conditions set forth in this Agreement, AURIGA shall direct and control, at its own expense (i) the preparation, filing and prosecution of the United States and foreign patent applications within ELLEVAN Technology or any Improvements thereof (including any interferences and foreign oppositions) and (ii) maintain the patents issuing therefrom. AURIGA shall select the patent attorney to perform the matters described in this section 4.1.

4.2 Infringement Actions.

4.2.1 Prosecution and Defense of Infringements. In order to maintain the license granted hereunder in force, AURIGA shall have the right but not the obligation to prosecute any and all infringements of any ELLEVAN Technology and shall have the right but not the obligation to defend all charges of infringement arising as a result of the exercise of ELLEVAN Technology by AURIGA, its Affiliates or Sub-licensees. AURIGA may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense. ELLEVAN shall permit any action to be brought in its name if required by law, and AURIGA shall hold ELLEVAN harmless from any costs, expenses and/or liability respecting all such infringements or charges of infringement. ELLEVAN agrees to provide reasonable assistance of a technical or factual nature which AURIGA may require in any litigation arising in accordance with the provisions of this section.

4.2.2 Allocation of Recovery. Any monetary damages, other monetary recovery or equity from an infringement action undertaken by AURIGA pursuant to Section 4.2.1 shall first be used to reimburse the parties for the fees, costs and expenses incurred in such action, and shall thereafter be treated as Net Sales of a Licensed Product and/or Combination Products pursuant to which AURIGA shall have a royalty obligation to ELLEVAN pursuant to Section 2.4.2 hereof.

4.2.3 Preservation of Title. ELLEVAN shall retain full ownership and title to ELLEVAN Technology licensed hereunder and shall use its reasonable best efforts to preserve and maintain such full ownership and title, subject to AURIGA fully performing all of its obligations under this Agreement.

5. Indemnification.

5.1 By AURIGA. AURIGA agrees to defend, indemnify and hold harmless ELLEVAN its respective directors, officers, employees, agents and representatives, from and against any and all claims, losses, demands, liabilities, obligations and expenses arising from or relating to any product liability claim asserted by any party as to any Licensed Product pursuant to this Agreement.

Page 6 of 10 Agreed and initialed by Dr. Donald Carter ______ and Philip S. Pesin ______

6. Representations and Warranties of ELLEVAN. ELLEVAN covenants, represents and warrants that:

6.1 the execution and delivery by ELLEVAN of this Agreement will not, and the fulfillment of and compliance by ELLEVAN with the terms, conditions and provisions of this Agreement will not, conflict with, result in a breach of, constitute a default under (whether with or without the giving of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any document, instrument, agreement or license to which ELLEVAN is a party or is bound;

6.2 ELLEVAN is the owner of all ELLEVAN Technology and/or has the right to use all ELLEVAN Technology, and ELLEVAN has the unrestricted right to grant to AURIGA the right to use all ELLEVAN Technology as provided in this Agreement. ELLEVAN has all corporate authority required to enter into this Agreement;

6.3 except as noted in writing to AURIGA prior to the date hereof, ELLEVAN has not assigned, licensed or offered as collateral any of its rights to ELLEVAN Technology; and

6.4 AURIGA’s use of ELLEVAN Technology will not infringe upon the proprietary rights of any third party anywhere in the world.

7. Confidentiality and Publication.

7.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of three (3) years after this Agreement terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information, (ii) not disclose such Confidential Information to any third party without prior written consent of the other party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

8. Term and Termination.

8.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement shall expire thirty (30) years from the Effective Date.

8.2 Termination Upon Default. Upon the failure of ELLEVAN to perform any obligation required under this Agreement to be performed by ELLEVAN and ELLEVAN’s failure to cure such failure to perform within thirty (30) days after receipt from AURIGA of notice of such failure to perform, AURIGA may terminate this Agreement upon written notice to ELLEVAN. Upon the failure of AURIGA to perform any obligation required under this Agreement to be performed by AURIGA and AURIGA’s failure to cure such failure to perform within thirty (30) days after receipt from ELLEVAN of notice of such failure to perform, ELLEVAN may terminate this Agreement upon written notice to AURIGA.

8.3 Termination Upon Bankruptcy or Insolvency. This Agreement may be terminated by AURIGA giving written notice of termination to ELLEVAN upon the filing of bankruptcy by AURIGA.

Page 7 of 10 Agreed and initialed by Dr. Donald Carter ______ and Philip S. Pesin ______

8.4 Rights Upon Expiration. Neither party shall have any further rights or obligations upon the Expiration Date of this Agreement with respect to this Agreement, other than the obligation of AURIGA to make any and all reports and payments for the final quarter period; provided, however, that upon the Expiration Date, AURIGA shall retain the royalty free license rights granted in accordance with Section 2.1 through Section 2.3 of this Agreement; provided further, that upon the Expiration Date, each party shall be required to continue to abide by its non-disclosure obligations as provided in Section 7.1.

8.5 Rights Upon Termination. Neither party shall have any further rights or obligations upon the termination of this Agreement prior to its regularly scheduled Expiration Date with respect to this Agreement, other than any obligations accrued to the date of such termination; provided, however, that upon such termination, ELLEVAN shall retain the royalty free license rights granted in accordance with Section 2.1 through Section 2.3 of this Agreement if the termination is due to ELLEVAN’s default that remains uncured after AURIGA provides notice and a 30 day opportunity to cure; provided further, that upon said termination, each party shall be required to continue to abide by its non-disclosure obligations as provided in Section 7.1.

9. Assignment. Neither this Agreement nor any rights granted hereunder may be assigned or transferred by ELLEVAN without the prior written consent of AURIGA. Auriga has the right in its sole discretion without the consent of ELLEVAN to assign this Agreement or any of its rights under this Agreement to any of its Affiliates and to any company or business interest which shall acquire an interest in AURIGA or its Affiliates. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of ELLEVAN and AURIGA.

10. General Provisions.

10.1 Independent Contractors. The relationship between ELLEVAN and AURIGA is that of independent contractors. ELLEVAN and AURIGA are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. ELLEVAN and AURIGA shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

10.2 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by an agreed form of alternative dispute resolution (ADR), including mediation, arbitration or other form of ADR in Los Angeles, CA If the parties cannot agree on a form of ADR, dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). There shall be three arbitrators, all of whom shall be neutral and one of which shall be an attorney admitted to practice before the U.S. Patent Office. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

10.3 Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. This Agreement may be amended or modified only by a written document signed by both parties.

10.4 Applicable Law. This Letter shall be governed by the laws of the State of California.

Page 8 of 10 Agreed and initialed by Dr. Donald Carter ______ and Philip S. Pesin ______

10.5 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

10.6 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

10.7 No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

10.8 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, overnight courier and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

If to ELLEVAN, to :

8020 East Belleview Avenue
Suite 230
Greenwood Village, Colorado 80111
Attention: Dr. Carter, Manager
Facsimile: 303-290-6317

If to AURIGA, to:

Auriga Laboratories, Inc.
2029 Century Park East, Suite 1130
Los Angeles, CA 90067
Attention: Chief Executive Officer
Facsimile: (310) 564-1991

Notice shall be deemed delivered upon the date it is deposited into the mail or the date it is delivered to an overnight courier, as the case may be.

10.9 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit ELLEVAN or AURIGA to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

Page 9 of 10 Agreed and initialed by Dr. Donald Carter ______ and Philip S. Pesin ______

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

“AURIGA”

AURIGA LABORATORIES, INC.

By:
Name: Philip S. Pesin
Title: Chairman & CEO

“ELLEVAN”

ELLEVAN LLC.

By:
Name: Donald Carter, M.D.
Title: Manager

Page 10 of 10 Agreed and initialed by Dr. Donald Carter ______ and Philip S. Pesin ______